Exhibit 10.18

FIRST AMENDMENT TO AMENDED AND RESTATED

CHANGE IN CONTROL SEVERANCE AGREEMENT

This First Amendment (this “Amendment”) is made and entered into as of February 26, 2009 (the “Effective Date”), by and between Marten Transport, Ltd., a Delaware corporation, (the “Company”), located at 129 Marten Street, Mondovi, Wisconsin 54755 and                               , an individual residing at                                            (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive entered into an Amended and Restated Change in Control Severance Agreement, dated as of August 13, 2007 (the “Severance Agreement”);

WHEREAS, pursuant to the Severance Agreement, the Company agreed in certain circumstances to pay or reimburse the Executive for fees and expenses of the Executive’s counsel; and

WHEREAS, the parties desire to clarify how they intended that fees and expenses of the Executive’s counsel, which would be paid or reimbursed by the Company, be determined.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Executive’s continued employment with the Company, the Executive’s participation in the Company’s cash and equity incentive plans, and benefits to the Executive under the Severance Agreement, the Severance Agreement is hereby clarified and amended as follows:

Amendment.  Section 5 of the Severance Agreement is hereby amended to add a new subsection (r) at the end thereof:

(r)            Attorneys’ Fees.  The parties acknowledge and agree that if the Company becomes obligated under this Agreement, whether under Section 4, Section 5(f) or otherwise, to pay directly or reimburse the Executive for fees and expenses of the Executive’s counsel, that such obligation shall be to pay or reimburse the reasonable fees and expenses of the Executive’s counsel and that such fees will be calculated on an hourly basis by multiplying the Executive’s counsel’s reasonable hourly rates by the reasonable amount of time expended in the Executive’s representation.  The reasonable hourly rates must take into account the experience and skill of the counsel representing the Executive and comparable rates of other attorneys in the relevant legal market with commensurate experience and skill.  The Company’s obligation to pay or reimburse fees and expenses of the Executive’s counsel specifically excludes any contingent fee arrangements.

No Other Amendment and Definitions.  Except as set forth herein, the Severance Agreement shall remain in full force and effect in accordance with its terms.  All capitalized terms that are not defined herein shall be as defined in the Severance Agreement.

Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.  Facsimile execution and delivery of this Amendment shall be legal, valid and binding execution and delivery for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Marten Transport, Ltd.	Executive

By:	By:
Print Name: Randolph L. Marten	Print Name:
Title: Chief Executive Officer